Exhibit 99.1

Vestin Group, Inc. Reports First Quarter Results

    LAS VEGAS--(BUSINESS WIRE)--May 15, 2003--Vestin Group, Inc. (Nasdaq: VSTN), an asset manager and a leading company in the commercial mortgage business, today announced results of operations for the first quarter ended March 31, 2003.
    For the quarter ended March 31, 2003, revenues increased 54% to $7,752,977 from the $5,020,904 recorded for the same quarter ended March 31, 2002. Net loss for the first quarter of 2003 was $1,123,752 or $0.25 per basic and fully diluted loss per share compared to net income of $556,222 or $0.06 and $0.04 per basic and fully diluted earnings per share for the same period in 2002. The loss for the first quarter was almost entirely the result of the Company making a capital contribution to Vestin Fund I in the amount of $1.6 million, which resulted in an after tax expense of $1.1 million. Before considering the capital contribution, the Company would have had a loss of $67,752.
    In commenting on the results of the first quarter, Lance Bradford, Vestin Group President stated, "We were pleased that our revenues grew 54% from the same period last year. We experienced some weakness in loan demand during the first quarter, which has traditionally been our slowest quarter of the year. The uncertainties associated with the start of the war in Iraq and the continued slow economy have undoubtedly caused some borrowers to delay projects and acquisitions. To compensate for the economic slowdown we hired additional loan origination staff to assist in seeking out new loan opportunities. We increased advertising and hired additional staff to continue our efforts in attracting new investors to Vestin Fund II. Also, loan placement fees increased during first quarter.
    "We are quite pleased that through these economic times, Vestin Fund II has continued to grow, reaching over $364 million at April 30, 2003. This represents a continued high level of support and confidence from the investors that we represent. Investor funds under management have continued to grow every month since the inception of Vestin Fund I and Vestin Fund II."

    About Vestin Group

    Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin
Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages two funds, Vestin Fund I, LLC, a $100 million mortgage fund and Vestin Fund II, LLC, a $500 million mortgage fund.

    Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.




                  Vestin Group, Inc. and Subsidiaries

               CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                              (Unaudited)

                                            For the three months ended
                                            --------------------------
                                                 March 31,   March 31,
                                                   2003        2002
                                            --------------------------
Revenues
Loan placement and related fees                 $7,142,996 $4,607,598
Interest income                                    183,862    178,778
Other income                                       426,119    234,528
                                            --------------------------
     Total revenues                              7,752,977  5,020,904
                                            --------------------------

Expenses
Sales and marketing expenses                     4,202,789  1,534,487
General and administrative expenses              5,157,484  2,368,786
Interest expenses                                   95,358    269,882
                                            --------------------------
     Total expenses                              9,455,631  4,173,155
                                            --------------------------

     Income (loss) from continuing
      operations before provision
      (benefit) for income taxes                (1,702,654)   847,749

Provision (benefit) for income taxes              (578,902)   291,527
                                            --------------------------

     NET INCOME (LOSS)                          (1,123,752)   556,222

Preferred stock dividend                          (226,950)  (234,450)
                                            --------------------------

Net income (loss) applicable to common
 shareholders                                  $(1,350,702)  $321,772
                                            ==========================

Earnings (loss) per common share - Basic
Net income (loss)                                   $(0.25)     $0.06
                                            ==========================

Earnings (loss) per common share - Diluted
Net income (loss)                                   $(0.25)     $0.04
                                            ==========================

Weighted average number of common shares
 outstanding - Basic                             5,327,718  5,521,444
                                            ==========================

Weighted average number of common shares
 outstanding - Diluted                           5,327,718  8,560,173
                                            ==========================


    CONTACT: Vestin Group, Inc., Las Vegas
             John Alderfer, 702/227-0965
             Ed Carter, 702/227-0965